Exhibit 99.1

AITX’s Subsidiary Robotic Assistance Devices ROSA has Eliminated Instances of Trespassing at Major Automotive Manufacturer

Detroit, Michigan, March 21, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that RAD’s ROSA™ security robot has outperformed expectations at a leading auto manufacturer

The Company reports that in January of this year 2 ROSA devices were deployed along the perimeter of one of the client’s automotive storage facilities to detect and deter incidents of trespassing which had resulted in the theft of high-end automobiles. The client is a Fortune 500 ranked, global leader in automobile manufacturing with facilities in over 30 countries. The client was introduced to RAD solutions through its relationship with City Shield, a RAD authorized dealer based in Detroit, Michigan.

“RAD’s ROSA has exceeded all expectations at the client’s facility,” said Al Shenouda, CPP, Managing Partner at City Shield Services. “The client had been experiencing a rash of trespassing and costly vehicle theft. Now that the perimeter is secured by the two ROSAs, we haven’t had one major trespassing incident. This tech is amazing.”

Troy McCanna, a former FBI Agent, and a Multi-Jurisdictional Task Force Coordinator/Supervisor commented, “I’ve been working with this client for years and we had great expectations that the two ROSAs would perform well, but completely deterring trespassing is a huge accomplishment. With these results we expect the client to expand their deployment of ROSAs to other facilities.” McCanna, who enjoyed a distinguished 23-year career with the FBI, joined RAD in early 2022 and now serves as RAD’s Chief Security Officer.

“We hosted this client and dealer several times at the REX over the past year, showing them all the capabilities of RAD’s technology,” said Steve Reinharz, CEO of AITX and RAD. “This powerhouse of a client is one of the reasons we located the REX in Detroit, there is so much opportunity in our own backyard. We knew they’d love ROSA, and these results validated it all.”

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be deployed in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published three Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at car rental locations and construction sites across the country.

“Our business development team is actively sharing this client’s successes with the numerous other high-profile prospects in the sales pipeline,” added Mark Folmer, CPP, FSyI, President of RAD.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide a cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous costs savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz